Exhibit 10.18

MERRILL LYNCH CAPITAL CORPORATION 4 World Financial Center New York, New York 10080	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036

CONFIDENTIAL

July 24, 2006

Sara Lee Corporation

Hanesbrands Inc.

c/o Sara Lee Corporation

Three First National Plaza

Chicago, Illinois 60602-4260

Attention: Richard Moss

HANESBRANDS INC.

Bank and Bridge Facilities Commitment Letter

Ladies and Gentlemen:

Sara Lee Corporation, a Maryland corporation (“Sara Lee”), and Hanesbrands Inc., a Maryland corporation (the “Company”; Sara Lee and the Company are collectively referred to as “you”), have advised Merrill Lynch Capital Corporation (“Merrill Lynch”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley” and, together with Merrill Lynch, “we” or “us”) that Sara Lee intends to (i) transfer all the assets and certain associated liabilities it attributes to its branded apparel Americas/Asia business (the “Contributed Business”) to the Company, (ii) sell Hanes trademarks and certain other intellectual property related to the Contributed Business (the “IP Purchase”, with such trademarks and other intellectual property being herein collectively referred to as the “HBI IP” and, together with the Contributed Business, the “Branded Apparel Business”) to HBI Branded Apparel Limited, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “IP Borrower”), and (iii) spin-off (such spin-off being herein called the “Spin-Off”) 100% of the Company’s common stock to Sara Lee’s stockholders, pursuant to which, among other things, (x) Sara Lee’s common stockholders will receive, on a pro rata basis, a dividend of all of the issued and outstanding shares of common stock of the Company and (y) concurrent with the consummation of the Spin-Off and the IP Purchase, Sara Lee will receive a cash dividend from the Company in the approximate amount of $2,400,000,000 (the “Dividend”).

In connection with the Spin-Off, the IP Purchase and the Dividend, you have requested that (i) Merrill Lynch and Morgan Stanley each provide you (on a several and not joint basis) with a financing commitment for 50% (for a total of 100%) of the total committed amount of both the Bank Credit

Facilities (as defined and described below) and the Bridge Facility (as defined and described below) and (ii) Merrill Lynch and Morgan Stanley use commercially reasonable efforts to arrange a syndicate of (x) Bank Lenders (as defined below) which will participate in the Bank Credit Facilities and (y) Bridge Lenders (as defined below) which will participate in the Bridge Facility.

For purposes of consummating the Spin-Off, the Dividend, the IP Purchase and all related transactions, including, without limitation, the payment of related fees, costs and expenses (collectively, the “Transaction”), and also for purposes of providing post-Spin-Off financing for ongoing working capital needs and general corporate purposes of the Company and its subsidiaries, you have informed us that the following financing will be required on the date the Spin-Off is to be consummated (the “Closing Date”):

(a) A senior secured first lien credit facility in an aggregate amount of $2,150,000,000 to be provided to the Company and, subject to the terms and conditions hereof, funded by Merrill Lynch, Morgan Stanley and certain other financial institutions (the “First Lien Lenders”) which facility shall consist of (i) a $350,000,000 term a loan facility (the “Term A Loan Facility”), (ii) a $1,300,000,000 term b loan facility (the “Term B Loan Facility” and, together with the Term A Loan Facility, the “Term Loan Facility”) and (iii) a $500,000,000 revolving loan facility (the “Revolving Loan Facility” and, together with the Term Loan Facility, the “First Lien Facilities”), having substantially the terms set forth in Exhibit A hereto (such Exhibit, together with Exhibits B, C, D, E and F referred to below, being the “Term Sheets” and, together with this letter, this “Commitment Letter”).

(b) A senior secured second lien credit facility in an aggregate amount of $450,000,000 (the “Second Lien Facility”, together with the First Lien Facilities, the “Bank Credit Facilities”) to be provided to the IP Borrower and, subject to the terms and conditions hereof, funded by Merrill Lynch, Morgan Stanley and certain other financial institutions (the “Second Lien Lenders”, together with the First Lien Lenders, the “Bank Lenders”), having substantially the terms set forth in Exhibit B hereto.

(c) A private placement (under Rule 144A or otherwise) or public offering of senior unsecured notes (the “Notes”) issued by the Company resulting in gross proceeds of at least $500,000,000 (the “Notes Offering”); provided, however, that if the Company is unable to consummate (or decides not to consummate) the Notes Offering on or before the Closing Date, a bridge loan facility (the “Bridge Loan Facility”) will be made available to the Company pursuant to which Morgan Stanley, Merrill Lynch and certain other financial institutions (the “Bridge Lenders” and, together with the Bank Lenders, the “Lenders”) will make unsecured increasing rate loans (the “Bridge Loans”) to the Company in the aggregate amount of up to $500,000,000, such Bridge Loan Facility having substantially the terms set forth in Exhibit C hereto. The Bridge Loan Facility, together with the Bank Credit Facilities, are collectively referred to herein as the “Facilities” and individually as a “Facility”).

The approximate sources and uses of the funds necessary to consummate the Transaction are set forth in Exhibit F hereto. Proceeds from the Revolving Loan Facility shall not be available to fund the Transaction (except, to the extent agreed by the Bank Joint Lead Arrangers (as defined below), for the purpose of issuing letters of credit and to fund fees, costs, and expenses) and shall only be available after the Closing Date for ongoing working capital needs and general corporate purposes of the Company and its subsidiaries.

The Company hereby agrees, and Sara Lee agrees to cause the Company, to issue and sell in accordance with the Engagement Letter (as defined below), in a private placement or underwritten

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offering, the Notes or other securities (collectively, the “Permanent Financing”), the proceeds of which will be used to finance the Transaction on the Closing Date or, if the Permanent Financing is not executed on such date, to repay Bridge Loans made on the Closing Date or Rollover Loans (as defined below) used to repay Bridge Loans.

Our respective affiliates, Morgan Stanley & Co. Incorporated (“MS”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”), have also delivered to you a separate engagement letter, dated the date hereof (the “Engagement Letter”), setting forth the terms on which MS and ML are willing to act as joint underwriters, joint initial purchasers, joint bookrunning managers and joint placement agents for (i) the Notes Offering or (ii) if the Bridge Facility is funded on the Closing Date, the Permanent Financing or any other offering or underwriting of notes or other securities of the Company or any of its subsidiaries which may be issued after the Closing Date for the purpose of refinancing all or a portion of outstanding amounts under the Bridge Facility or Rollover Loans.

Any term or provision hereof to the contrary notwithstanding, solely in the event that the Permanent Financing is not consummated on or prior to the Closing Date and the Bridge Loans are issued pursuant to the terms of this Commitment Letter, as soon as reasonably practicable after the Closing Date the Company will consummate the Permanent Financing, the proceeds of which will be used to redeem any Bridge Loans, Rollover Loans or other debt issued in replacement thereof, as the case may be, or in connection with the refinancing of other debt incurred in connection with the Transaction. As provided in Exhibits C and D hereto, in the event the principal amount of the Bridge Loans or any portion thereof remains outstanding on the maturity date thereof, such unpaid principal will be satisfied and refinanced through the issuance of debt of the Company to the holders of the Bridge Loans, which debt shall have substantially those terms set forth in Exhibit D hereto (the “Rollover Loans”).

Based upon and subject to the foregoing and as further provided herein, (i) each of Merrill Lynch and Morgan Stanley, severally and not jointly, hereby commits to provide and fund (subject to the terms hereof) to the Company and the IP Borrower, as applicable, on the Closing Date, or to cause one or more of its affiliates to provide and fund (subject to the terms hereof) to the Company and the IP Borrower, as applicable, on the Closing Date, 50% (for a total of 100%) of the Bank Credit Facilities and (ii) in the event that the Permanent Financing is not consummated on or prior to the Closing Date, each of Morgan Stanley and Merrill Lynch, severally and not jointly, commits to make available to the Company on the Closing Date, or to cause one or more of its affiliates to make available to the Company on the Closing Date, 50% (for a total of 100%) of the Bridge Facility, in each case subject to and upon the customary terms and conditions set forth herein and in the Term Sheets. You agree that (x) with respect to each of the Bank Credit Facilities, Merrill Lynch and Morgan Stanley (or one of their respective affiliates) shall act as the exclusive joint lead arrangers and the exclusive joint bookrunners (each in such capacities, a “Bank Joint Lead Arranger” and, collectively, the “Bank Joint Lead Arrangers”) and a Bank Lender reasonably acceptable to you and us shall act as the administrative agent (in such capacity, the “Bank Administrative Agent”) and (y) with respect to the Bridge Facility, Morgan Stanley and Merrill Lynch (or one of their respective affiliates) shall act as the exclusive joint lead arrangers and the exclusive joint bookrunners (each in such capacities, a “Bridge Joint Lead Arranger” and, collectively, the “Bridge Joint Lead Arrangers”; the Bank Joint Lead Arrangers and the Bridge Joint Lead Arrangers are collectively referred to as the “Joint Lead Arrangers”) and Morgan Stanley (or one of its affiliates) shall act as the administrative agent (in such capacity, the “Bridge Administrative Agent”). It is understood that (A) the Bank Joint Lead Arrangers shall be permitted to designate one or more Bank Lenders as agents or co-agents, as the case may be (in consultation with you), in respect of the Bank Credit Facilities, and (B) the Bridge Joint Lead Arrangers shall be permitted to designate one or more Bridge Lenders as agents or co-agents, as the case may be (in consultation with you), in respect of the Bridge Facility, and no other agents, co-agents, or arrangers will be appointed, no other titles may be given, and no other compensation (other than as expressly set forth in the Term Sheets, the Engagement Letter or the Fee

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Letter (as defined below) will be paid without the applicable Joint Lead Arrangers’ and your prior written consent. Fees payable to the syndicate of Lenders shall be payable from the amounts payable pursuant to a separate fee letter, dated the date hereof, and executed simultaneously herewith (the “Fee Letter”), such execution and delivery being a condition precedent to the effectiveness of this Commitment Letter. The parties hereto agree that, in connection with the Facilities, each of Merrill Lynch and Morgan Stanley shall appear on the top line of any offering document with Merrill Lynch appearing on the left with respect to the Bank Credit Facilities and Morgan Stanley appearing on the left with respect to the Bridge Loan Facility. Merrill Lynch will manage the order book and allocate the order book to accounts with respect to the Bank Credit Facilities and Morgan Stanley will manage the order book and allocate the order book to accounts with respect to the Bridge Loan Facility.

We reserve the right, prior to or after execution of the definitive documentation for the Facilities, to syndicate all or part of their respective commitments for the Facilities to one or more lending institutions that will become parties to such definitive documentation pursuant to a syndication to be managed by the applicable Joint Lead Arrangers; provided, however, Merrill Lynch and Morgan Stanley each understand and agree that each of their respective commitments hereunder in respect of the Bank Credit Facilities and the Bridge Facility shall not be subject to syndication of the Bank Credit Facilities and the Bridge Facility and neither of Merrill Lynch or Morgan Stanley shall be relieved of its obligation to provide that portion of its commitment hereunder that has been assigned until the Bank Credit Facilities and the Bridge Facility have been closed and funded. The Joint Lead Arrangers currently intend to syndicate such commitments as provided above and, in connection therewith, they will use commercially reasonable efforts to arrange a syndicate of other financial institutions identified by them (in consultation with you) that will participate in the Facilities. You understand that the Bank Credit Facilities and the Bridge Facility will be separately syndicated and that we intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of our syndication efforts, it is our intent to have lenders commit to the Facilities prior to the Closing Date. You agree to provide commercially reasonable assistance to the Joint Lead Arrangers in achieving a Successful Syndication (as defined in the Fee Letter). To provide commercially reasonable assistance to the Joint Lead Arrangers in their syndication efforts, you hereby agree (i) to provide and to use your commercially reasonable efforts to cause your advisors to provide the Joint Lead Arrangers and the other syndicate members upon request with all information reasonably deemed necessary by the Joint Lead Arrangers to complete the syndication of the Facilities, including but not limited to information and evaluations prepared by you and your advisors or on your behalf relating to the Transaction and the Branded Apparel Business, (ii) to provide commercially reasonable assistance to the Joint Lead Arrangers upon request in the preparation of an information memorandum to be used in connection with the syndication of the Facilities, and (iii) to make available senior officers and representatives of Sara Lee and the Branded Apparel Business, from time to time, and to attend and make presentations regarding the business and prospects of the Branded Apparel Business (both before and after giving effect to the Spin-Off) at two meetings of prospective Lenders (one for commercial banks and one for retail and institutional investors) and additional meetings deemed reasonably necessary by the Joint Lead Arrangers, provided that reasonable notice thereof shall have been provided to you and reasonable efforts shall be made to ensure that the business of the Company and Sara Lee is not disrupted thereby. You also agree to use your commercially reasonable efforts to cause our syndication efforts benefit from your lending relationships. The Joint Lead Arrangers will manage (in consultation with you) all aspects of any syndication, including decisions as to the selection of institutions to be approached as potential syndicate members and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Joint Lead Arrangers will communicate to Sara Lee and the senior officers of the Branded Apparel Business on a reasonably timely basis, at reasonable intervals, the status of the syndication of each Facility. You will also afford the Joint Lead Arrangers a period of at least 30 consecutive days following the launch of the general syndication of the Facilities and immediately prior to the Closing Date

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to syndicate the Facilities. In addition, you agree that until the earlier of (x) Successful Syndication of the Bank Credit Facility and (y) 90 days after the Closing Date, no competing financing (other than the Bank Credit Facilities, the Bridge Facility and the Permanent Financing and such other financing as mutually agreed) in respect of the Branded Apparel Business, or for the Company or any of its subsidiaries, shall be syndicated, privately placed or publicly offered to the extent that such financing would, in the reasonable judgment of the Joint Lead Arrangers, materially disrupt or materially interfere with the syndication of the Facilities or the consummation of the Permanent Financing.

In addition, all commitments, undertakings and agreements hereunder are subject to (i) the absence of any change, event or occurrence since July 2, 2005 that has resulted in or would reasonably be expected to result in, individually or the aggregate, a material adverse change in the business, financial condition, operations, performance or assets of the Branded Apparel Business (a “Material Adverse Change”), (ii) all information (other than the Projections referred to below, forward looking information and information of a general economic or general industry nature) furnished to the Joint Lead Arrangers prior to the date hereof being true and correct in all material respects (taken as a whole and when furnished) and no additional facts or information (including the occurrence of any events or circumstances) coming to the attention of the Joint Lead Arrangers that are materially and negatively inconsistent with the information disclosed to the Lenders by or on behalf of Sara Lee, the Company or the Branded Apparel Business prior to the date of this Commitment Letter and that either individually or in the aggregate, could reasonably be expected, in the reasonable judgment of any Joint Lead Arranger, to result in (x) a Material Adverse Change or (y) material adverse effect on the rights or remedies of the Lenders or the legal ability of the Company and its subsidiaries (as applicable) to perform when due their respective obligations to the Lenders under the definitive documentation for the Facilities (each, a “Material Adverse Effect”), except for any such effect resulting from or arising in connection with (x) the announcement of the Dividend, the IP Purchase, the Spin-Off or consummation of the transactions specifically contemplated by the Spin-Off, (y) changes or effects affecting generally the industries in which the Branded Apparel Business operates or (z) changes in applicable laws or accounting standards, principles or interpretations of general application; provided that the changes or effects described in clauses (y) and (z) shall be disregarded only to the extent that the effect or change is not disproportionately adverse to the Branded Apparel Business compared to other companies operating in the industries in which the Branded Apparel Business operates, taking into account the market position and geographic scope of the Branded Apparel Business, and (iii) the accuracy and completeness in all material respects of all representations made to us and all information furnished to us (when furnished and taken as a whole) in connection with our commitments hereunder and your compliance with the terms of the Commitment Documents (as defined below).

You hereby represent and warrant that (i) all information, other than Projections (as defined below), forward looking statements concerning the Company and its Subsidiaries (“Forward Looking Statements”), and information of a general economic or general industry nature (“General Industry Information”), which has been or is hereafter made available to us, ML, MS or any of our respective affiliates or representatives or to any Lender or any potential lender by or on behalf of Sara Lee, the Company or the Branded Apparel Business, or Sara Lee’s, the Company’s or the Branded Apparel Business’s representatives, advisors or affiliates in connection with the Transaction and the transactions contemplated hereby (the “Information”) has been reviewed and analyzed by you and is, or in the case of Information made available by you (or on your behalf) after the date hereof, will be (in each case, when furnished and taken as a whole) complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact known to you and necessary to make the statements contained therein, in the light of the circumstances under which such statements were or are made, not materially misleading (when furnished and taken as a whole), (ii) all financial projections (the “Projections”, together with the Forward Looking Statements and General Industry Information, the “Other Information”) concerning the Company and its subsidiaries that have been or are

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hereafter made available to the Lenders by or on behalf of Sara Lee or the Company or by Sara Lee’s or the Company’s representatives, advisors or affiliates in connection with the Transaction have been or, in the case of Projections and Forward Looking Statements made available after the date hereof, will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being understood that (x) projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such projections will be realized and (y) actual results may vary from such projected results and such variance may be material) and (iii) the General Industry Information has been reviewed and analyzed by you and you have no reason to believe the General Industry Information that you have provided, or, in the case of General Industry Information made available by you after the date hereof, will provide, is incorrect or misleading in any material respect (when furnished and taken as a whole). You agree that you will supplement the Information and the Other Information concerning the Company and its subsidiaries as necessary so that the representations, warranties and covenants set forth in this paragraph concerning the Information and the Other Information remain complete and correct in all material respects without regard to when such Information and Other Information were made available. In issuing this commitment, we are relying on the accuracy in all material respects of the Information and the Other Information without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until definitive documentation with respect to (i) the Bridge Loans (the “Bridge Loan Documentation”), (ii) the First Lien Facilities (the “First Lien Loan Documentation”) and (iii) the Second Lien Facility (the “Second Lien Loan Documentation”) are executed and delivered and, thereafter, the disclosure representations contained herein shall be terminated and of no further force and effect. The Company agrees, and Sara Lee further agrees to cause the Company (prior to the Spin-Off), to continue to provide or cause to be provided to the Lenders all of the information received by you or on your behalf or of which you become aware that is related to or affects the Branded Apparel Business, the Company or any of its subsidiaries or any aspect of the Transaction in any material respect until the completion of a Successful Syndication.

You hereby acknowledge that (i) the Joint Lead Arrangers will make available the Information and the Other Information to the proposed syndicate of Lenders on a confidential basis through posting on IntraLinks or another similar electronic system and (ii) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, its affiliates or any securities thereof (“Material Non-Public Information”)) (collectively, the “Public Lenders”). You hereby agree that (i) upon our request, you will use commercially reasonable efforts to identify that portion of the Information and the Other Information that may be distributed to the Public Lenders and that all of the foregoing that is to be made available to the Public Lenders shall be clearly and conspicuously marked “PUBLIC” or posted to a public site using electronic means; (ii) by marking materials “PUBLIC,” you shall be deemed to have authorized the Joint Lead Arrangers and the proposed Lenders to treat such materials as not containing any Material Non-Public Information, it being understood that certain of such materials may be subject to the confidentiality requirements of the First Lien Loan Documentation, Second Lien Loan Documentation and Bridge Loan Documentation, as applicable; (iii) all materials marked “PUBLIC” are permitted to be made available by electronic means designated for the “Public Lenders;” and (iv) the Joint Lead Arrangers shall be entitled to treat any materials that are not marked “PUBLIC” as being suitable only for posting by confidential electronic means not designated for the “Public Lenders.”

To induce us to issue this Commitment Letter and to continue with our due diligence efforts, you hereby jointly and severally agree that all reasonable documented out-of-pocket fees, costs and expenses (including reasonable documented out-of-pocket fees and expenses of legal counsel (including local and foreign counsel) and other consultants approved by you) for us and our respective affiliates arising in connection with this Commitment Letter (and their due diligence and syndication efforts in connection herewith) and in connection with the Facilities and the other transactions described herein shall be for

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your joint and several account whether or not the Spin-Off is consummated, the Facilities are made available or definitive documents are executed. In addition, you hereby jointly and severally agree to pay when and as due the fees described in the Fee Letter and the Engagement Letter. You further jointly and severally agree to indemnify and hold harmless each of the Lenders (including, in any event, us), ML, MS and their respective affiliates and each such person’s respective directors, officers, employees, agents and controlling persons, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (each an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Engagement Letter, the Transaction or the extension or syndication of the Facilities contemplated by this Commitment Letter, or in any way arising from any use or intended use of this Commitment Letter, the Fee Letter, the Engagement Letter or the proceeds of the Facilities contemplated by this Commitment Letter, and you jointly and severally agree to reimburse each Indemnified Person within 20 days of written demand (together with customary documentation supporting such reimbursement request) for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not either of us or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise) (collectively, an “Action”); provided, however, that you shall not be required to (a) indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent finally determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Indemnified Person or any of its directors, officers, employees or affiliates, (b) indemnify any Indemnified Person for any Action brought by any Indemnified Person against any other Indemnified Person not involving you, or (c) reimburse the legal fees and expenses of more than one outside counsel (in addition to any local counsel) for all Indemnified Persons with respect to any matter for which indemnification is sought unless, as reasonably determined by any such Indemnified Person or its counsel, representation of all such Indemnified Persons by the same counsel would be inappropriate due to actual or potential differing interests between them.

Neither of you will, without our prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a full and unconditional release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding.

If all or any part of the indemnification provided for in this Commitment Letter is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, you jointly and severally agree to contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to Sara Lee and the Company, on the one hand, and the Lenders, on the other hand, of the Transaction, or (ii) if the allocation provided by clause (i) is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of Sara Lee, the Company and the Lenders, as well as any other relevant equitable considerations; provided that in no event shall the Lenders’ aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by them under this Commitment Letter.

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All your reimbursement and indemnification obligations set forth herein, including the provisions of the immediately preceding three paragraphs shall survive any termination of this Commitment Letter; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding of the Bank Credit Facilities and you shall be released from all liability in connection therewith at such time.

We reserve the right to employ the services of our respective affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion. You acknowledge that we may share, on a confidential basis, with any of our respective affiliates, and such affiliates may share with us, on a confidential basis, any information related to the Transaction, Sara Lee, the Company, the Branded Apparel Business, or any of the matters contemplated hereby in connection with the Transaction.

You understand and acknowledge that each of us, ML, MS and our respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies that may have interests which conflict with yours regarding the Transaction and otherwise. Neither of us, nor ML or MS, nor any of our respective affiliates shall use confidential information obtained from you (or on your behalf) in connection with the performance by us, ML, MS or our respective affiliates of services for other companies, and neither of us, ML, MS nor such affiliates will furnish any such confidential information to other companies. You acknowledge that neither of us, ML, MS nor our respective affiliates have any obligation to use, in connection with the Transaction or otherwise, or to furnish to you, confidential information obtained from other companies.

Merrill Lynch and Morgan Stanley and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information consistent with industry practices; provided that nothing herein shall prevent Merrill Lynch and Morgan Stanley and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case Merrill Lynch and Morgan Stanley, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over Merrill Lynch and Morgan Stanley and their affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Merrill Lynch or Morgan Stanley or any of their affiliates, (d) to the extent that such information is received by Merrill Lynch and Morgan Stanley from a third party that is not to Merrill Lynch’s and Morgan Stanley’s knowledge subject to confidentiality obligations to the Company or its subsidiaries and affiliates, (e) to the extent that such information is independently developed by Merrill Lynch and Morgan Stanley, (f) to Merrill Lynch and Morgan Stanley and their affiliates and their employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, or (g) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph). Merrill Lynch’s and Morgan Stanley’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and either of us, ML or MS has been created in respect of any of the financing transactions contemplated by this Commitment Letter, irrespective of whether we and/or any of our respective

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affiliates have advised or are advising you on other matters and you waive, to the fullest extent permitted by law, any claims you may have against either of us, ML or MS for breach of fiduciary duty or alleged breach of fiduciary duty in connection therewith and agree that neither of us, nor ML or MS, shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors, (ii) each of us, ML and MS, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of either of us, ML or MS, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, and (iv) you have been advised that each of us, ML, MS and our respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that none of neither of us nor ML or MS, has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship.

You acknowledge that affiliates of ours and affiliates of ML and MS engage in securities trading and brokerage activities and provide investment banking and other financial services. In the ordinary course of business, such affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Sara Lee or its affiliates and other companies with which Sara Lee may have commercial or other relationships. With respect to any securities and/or financial instruments so held by such affiliates or customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

This Commitment Letter, the Fee Letter and the Engagement Letter (collectively referred to as the “Commitment Documents”) are delivered to you with the understanding that no Commitment Document, nor the substance hereof or thereof, shall be disclosed to any third party (including, without limitation, other lenders, arrangers, underwriters, placement agents, or advisors or any similar persons), without our prior written consent, except (i) to your respective officers, directors, employees, accountants, agents and legal advisors on a confidential and need-to-know basis and (ii) as required by law or any court or governmental agency (provided, that the Company agrees, and Sara Lee further agrees to cause the Company, to promptly inform us following any such permitted disclosure to the extent permitted by such court or governmental agency); and you may disclose the Commitment Letter (but not the Fee Letter or Engagement Letter) and its contents in any prospectus or other offering memorandum relating to the Rollover Notes and Permanent Securities.

This Commitment Letter is delivered to you solely for your benefit and may not be relied upon by any other person or entity, and nothing in the Commitment Documents is intended to confer any rights upon, nor do the Commitment Documents create third-party beneficiary status in favor of, any other person or entity as to our commitments hereunder nor are the Commitment Documents assignable by you. You acknowledge that no fiduciary duty exists on our part owing to you or any other person or entity as a result of our delivery of the Commitment Documents and no other person shall have any other legal or equitable right, remedy or claim hereunder. The Term Sheets are intended as summaries of the material business terms and conditions and do not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in the definitive documentation for the Facilities. All terms and conditions not set forth in the Term Sheets shall be subject to the mutual agreement of the Joint Lead Arrangers and the Company. This Commitment Letter may not be amended or modified, and no waiver will be effective, except by a writing duly executed by the parties hereto.

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We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. No. 109-177 (Mar. 9, 2006) (the “PATRIOT Act”), each of us and each other Lender is required to obtain, verify and record information that identifies the Company and the IP Borrower, which information includes the name, address, tax identification number and other information regarding the Company and the IP Borrower that will allow each of us or such Lender to identify the Company or the IP Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each other Lender. In addition, it is a condition to our commitment hereunder that we receive, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

The Commitment Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto. The parties hereto hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of any New York state or federal court (in each case) sitting in the County of New York over any suit, action or proceeding arising out of or relating to the Commitment Documents. Service of any process, summons, notice or document in any suit, action or proceeding may be made by registered mail addressed to you or us, as appropriate, and the parties hereto hereby waive any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction any party hereto are or may be subject, by suit upon judgment. EACH COMMITMENT DOCUMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, FOR SUCH PURPOSE SECTIONS 5 1401 AND 5 1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH, ANY COMMITMENT DOCUMENT, AND ANY OTHER COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE UNDERSIGNED PARTIES IN CONNECTION WITH ANY COMMITMENT DOCUMENT. IN NO EVENT SHALL ANY PARTY TO THIS COMMITMENT LETTER BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES IN CONNECTION WITH THE TRANSACTION, THE FACILITIES, THE PERMANENT FINANCING OR ANY OTHER FINANCING TRANSACTION, OR WITH OUR DELIVERY OF THE COMMITMENT DOCUMENTS.

If the Commitment Documents are not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return the Commitment Documents (and any copies thereof) to us. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of the Commitment Documents. Each Commitment Document may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of each Commitment Document by telecopier (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of such Commitment Document.

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10

This commitment will expire at 5:00 p.m. New York City time on July 24, 2006 unless it, the Fee Letter and the Engagement Letter are accepted by you prior to such time and, if accepted prior to such time, shall expire at the earliest of (i) consummation of the Spin-Off, (ii) consummation of the Permanent Financing and (iii) 5:00 p.m. New York City time on October 15, 2006 if the closing of the Transaction shall not have occurred by such time.

Very truly yours,

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Barry S. Pace
	Name:	Barry S. Pace
	Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Jaap Tonkens
	Name:	Jaap Tonkens
	Title:	Vice President

Agreed to and Accepted:

SARA LEE CORPORATION

By:	/s/ Carrie Teffner
	Name:	Carrie Teffner
	Title:	Senior Vice President

HANESBRANDS INC.

By:	/s/ Richard D. Moss
	Name:	Richard D. Moss
	Title:	Treasurer

11

EXHIBIT A

SUMMARY OF MATERIAL TERMS AND CONDITIONS

FOR THE FIRST LIEN FACILITIES*

I.	The Parties

Borrower:	Hanesbrands Inc., a Maryland corporation (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	Merrill Lynch and Morgan Stanley (in such capacities, the “First Lien Joint Lead Arrangers”).

Syndication Agent:	Morgan Stanley.

Administrative Agent:	A First Lien Lender reasonably satisfactory to the Borrower and the First Lien Joint Lead Arrangers.

Lenders:	Merrill Lynch, Morgan Stanley and a syndicate of financial institutions and institutional lenders arranged by the First Lien Joint Lead Arrangers (the “First Lien Lenders”).

Guarantors:	All obligations under the Bank Credit Facilities shall be unconditionally guaranteed by each material direct and indirect wholly-owned domestic subsidiary of the Borrower, including HBI Branded Apparel Limited Inc., a Delaware corporation (the “IP Borrower”) (collectively, the “Guarantors”), on a senior basis and any non-U.S. subsidiaries, if any, only to the extent it would not result in adverse tax consequences for the Borrower or any of its subsidiaries, subject to customary exceptions and exclusions and release mechanics for transactions of this type.

II.	Description of First Lien Facilities

General Description of First Lien Facilities:	A maximum amount of $2,150,000,000 in senior, first-priority secured financing to be provided as follows: (i) a term A loan facility (the “Term A Loan Facility”), (ii) a term B loan facility (the “Term B Loan Facility”, and, together with the Term A Loan facility, the “Term Loan

*	Capitalized terms used herein and not defined herein have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary of certain terms and conditions (this “Term Sheet”) is attached. This Term Sheet is intended as a summary of the material business terms and conditions, but does not purport to summarize all the conditions, covenants, representations, warranties and other provisions to be contained in the definitive documentation for the First Lien Facilities. All terms and conditions not set forth herein shall be subject to the mutual agreement of the First Lien Joint Lead Arrangers and the Borrower. The commitments, undertakings and obligations of the First Lien Joint Lead Arrangers described in this Term Sheet and the Commitment Letter will be subject to the negotiation and execution of definitive documentation for the First Lien Facilities in form and substance reasonably satisfactory to the First Lien Joint Lead Arrangers, their respective legal counsel and the First Lien Lenders.

Facility”), and (iii) a revolving loan facility (the “Revolving Loan Facility”). The Term Loan Facility and the Revolving Loan Facility are collectively referred to herein as the “First Lien Facilities”. Loans made under the First Lien Facilities are herein collectively referred to as the “Loans”, with the Loans under the Term A Loan Facility being herein collectively referred to as the “Term A Loans”, Loans under the Term B Loan Facility being herein collectively referred to as the “Term B Loans”, and, together with the Term A Loans, the “Term Loans”, and the Loans under the Revolving Loan Facility being herein collectively referred to as “Revolving Loans”.

B. Term Loan Facility

Term A Loan Facility Commitment Amount:	$350,000,000.

Maturity and Amortization:	The final maturity of the Term A Loan Facility shall be the sixth anniversary of the Closing Date (the “Term A Loan Maturity Date”). The Term A Loan Facility will amortize in an amount per annum equal to the amount set forth below in the applicable column (expressed as a percentage of the original principal amount of the Term A Loan Facility), payable in equal quarterly installments:

Year 1	5%
Year 2	10%
Year 3	15%
Year 4	20%
Year 5	25%
Year 6	25%

Use of Proceeds:	Proceeds of the Term A Loans shall be used to finance, in part, the Transaction, including the Dividend, and for the payment of fees, costs and expenses related to the Transaction and for ongoing working capital needs and for general corporate purposes.

Availability:	Term A Loans may only be borrowed on the Closing Date. No amount of the Term A Loans, once repaid, may be reborrowed.

Term B Loan Facility Commitment Amount:	$1,300,000,000.

Maturity and Amortization:	The final maturity of the Term B Loan Facility shall be the seventh anniversary of the Closing Date (the “Term B Loan Maturity Date”). Commencing with the first full fiscal quarter ending after the Closing Date, the Term B Loans shall be repaid in equal quarterly installments in an amount equal to 1% per annum, with the balance due on the Term B Loan Maturity Date.

Use of Proceeds:	Proceeds of the Term B Loans shall be used to finance, in part, the Transaction, including the Dividend and for the payment of fees, costs and expenses related to the Transaction and for ongoing working capital needs and for general corporate purposes.

Availability:	Term B Loans may only be borrowed on the Closing Date. No amount of the Term B Loans, once repaid, may be reborrowed.

C. Revolving Loan Facility

Revolving Loan Facility:	Pursuant to the Revolving Loan Facility, Revolving Loans may be borrowed, prepaid and reborrowed by the Borrower from time to time after the Closing Date and prior to the Revolving Loan Commitment Termination Date (as defined below). Revolving Loans will be available in U.S. dollars (and with respect to Base Rate Loans on a same day basis) and in such other currencies as may be mutually agreed to by the Borrower and the First Lien Joint Lead Arrangers (U.S. dollars and each such currency, each an “Available Currency”).

Revolving Loan Facility Commitment Amount:	The aggregate equivalent amount (in one or more Available Currencies) of $500,000,000. The Revolving Loan Facility shall include a sublimit for the issuance of letters of credit in amount to be mutually agreed.

Maturity:	The final maturity of the Revolving Loan Facility shall be the fifth anniversary of the Closing Date (the “Revolving Loan Commitment Termination Date”). Revolving Loans shall be repaid in full on such date.

Use of Proceeds:	Proceeds of the Revolving Loans shall be used solely for the Borrower’s working capital requirements and other general corporate purposes. Proceeds of the Revolving Loans may not be used to fund the Transaction (except to the extent agreed by the First Lien Joint Lead Arrangers, for letters of credit and to fund fees, costs and expenses).

III. General Terms Applicable to the First Lien Facilities

Closing Date:	On or before October 15, 2006.

Security:	The Borrower and each Guarantor shall grant the Administrative Agent and the First Lien Lenders a valid and perfected first priority (subject to the exceptions below and certain other exceptions to be set forth in the First Lien Loan Documentation) lien and security interest in all of the following:

(a) All shares of capital stock of (or other ownership interests in) and intercompany debt (other than permitted intercompany debt owing to a foreign subsidiary) of all subsidiaries of the Borrower and each present and future direct and indirect subsidiary of the Borrower; provided, that no more than 65% of the equity interests of non-U.S. subsidiaries of the Borrower will be required to be pledged as security if the pledge of a greater percentage would result in adverse tax consequences for the Borrower or any of its subsidiaries.

(b)    [1]Substantially all present and future property and assets, real and personal, tangible and intangible, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable deposit accounts, owned real estate, fixtures, bank accounts, general intangibles, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, commercial tort claims, letter of credit rights, supporting obligations and cash, except to the extent, in the reasonable judgment of the First Lien Joint Lead Arrangers, (i) the cost of obtaining security interests in any such item of collateral is excessive in relation to the benefit to the Lenders or (ii) a security interest is prohibited by the terms of the collateral from being granted or would give a third party the right to take action that would substantially impair the value of the collateral.

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

Notwithstanding the foregoing, (A) the liens of the Administrative Agent and the First Lien Lenders shall exclude certain accounts receivable and related assets (“Securitization Assets”) in the event the Company (or its subsidiaries) elect to arrange for one or more securitization financings with respect to such assets on terms and subject to documentation reasonably acceptable to the Administrative Agent and in any event not to exceed a principal amount and on terms and conditions to be agreed) (each such facility, a “Permitted Securitization”) and (B) to the extent the Administrative Agent reasonably requests that deposit account control agreements be put in place with respect to the Borrower’s and its domestic subsidiaries’ deposits accounts (excluding payroll, trust and tax accounts), no such control agreements shall be necessary for any such deposit account whose average monthly cash balance is equal to or less than $2,000,000 and the Administrative Agent shall not exercise “control” over such deposit accounts until the occurrence and during the continuance of a Control Trigger Event. Control Trigger Event shall mean the occurrence of a payment or bankruptcy event of default. In the event the payment or bankruptcy event of default is cured or waived, the

[1]	Please provide information on existing leaseholds.

Administrative Agent shall relinquish control over cash until another Cash Control Trigger Event occurs.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the First Lien Joint Lead Arrangers and the joint lead arrangers under the Second Lien Facility.

Interest Rates:	At the option of the Borrower, Loans may be maintained from time to time as (i) Base Rate Loans which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time or (ii) Eurodollar Loans which shall bear interest at the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin in effect from time to time; provided that until the earlier to occur of (A) the 30th day following the Closing Date and (B) that date upon which the First Lien Joint Lead Arrangers have determined (and notify the Borrower) that the primary syndication of the First Lien Facilities (and the resultant addition of institutions as Bank Lenders) has been completed, only Eurodollar Loans with an interest period of one month may be incurred.

“Base Rate” shall mean the higher of (i) 1/2 of 1% in excess of the federal funds rate and (ii) the rate published in the Wall Street Journal as the “prime rate” (or equivalent), in each case as in effect from time to time.

The “Applicable Margin” means, at any time, in the case of (a) Term B Loans borrowed as (i) Eurodollar Loans, 2.00% and (ii) Base Rate Loans, 1.00% and (b) Term A Loans and Revolving Loans borrowed as (i) Eurodollar Loans, 1.75% and (ii) Base Rate Loans, 0.75%; provided that the Applicable Margins with respect to Revolving Loans and Term A Loans will be subject to quarterly possible increases and decreases as set forth on the Pricing Grid attached as Schedule I to this Term Sheet (the “Pricing Grid”) based upon a leverage ratio (total debt to EBITDA) for the Borrower as set forth therein, with the first test date for any adjustment in Applicable Margin to be the date of delivery (or required delivery) of the financial statements for the fiscal quarter ending on or after the six month anniversary of the Closing Date.

During the occurrence and during the continuance of any event of default under the First Lien Loan Documentation, the Applicable Margin on all obligations owing under the First Lien Loan Documentation shall increase by 2% per annum.

Interest periods of 1, 2, 3 and 6 months, and, if available to all First Lien Lenders, 1 and 2 weeks, 9 and 12 months shall be available in the case of Eurodollar Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each fiscal quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans, and at maturity. All interest and commitment fee and other fee calculations shall be based on a 360-day year (or 365 or 366 days, as the case may be, in the case of Base Rate Loans).

Arranger and Administrative Agent Fees:	The First Lien Joint Lead Arrangers and the Administrative Agent shall receive such fees as have been separately agreed upon with the Borrower.

Unused Commitment Fees:	Commencing on the Closing Date, a non-refundable fee (the “Commitment Fee”) in an amount equal to the Applicable Commitment Fee Percentage will accrue on the daily average unused portion of the Revolving Loan Facility commitments (whether or not then available), payable to non-defaulting Lenders quarterly in arrears and on the final maturity of the Revolving Loan Facility (whether by stated maturity or otherwise).

“Applicable Commitment Fee Percentage” shall mean initially 0.50%, provided that (i) the Applicable Commitment Fee Percentage will be subject to possible decreases as set forth on the Pricing Grid based upon a leverage ratio (total debt to EBITDA) for the Borrower as set forth therein, with the first test date for any adjustment in such percentage to be the date of delivery (or required delivery) of the financial statements for the fiscal quarter ended on December 31, 2006.

Voluntary Commitment Reductions:	Voluntary reductions to the unutilized portion of the First Lien Facilities, including the Revolving Loan Facility, may be made from time to time by the Borrower without premium or penalty.

Voluntary Prepayment:	The Borrower may, upon at least one business day’s notice in the case of Base Rate Loans and three business days’ notice in the case of Eurodollar Loans, prepay, in full or in part, the First Lien Facilities without premium or penalty; provided, that each partial prepayment shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof; provided further that any such prepayment of Eurodollar Loans shall be made together with reimbursement for any actual funding losses of the First Lien Lenders resulting therefrom.

Mandatory Prepayment and Commitment Reduction:	The following: (i) 50% of excess cash flow of the Borrower and its subsidiaries (to be defined in a manner mutually agreed and to decrease to a percentage to be agreed based on the Borrower achieving a to-be-agreed-upon ratio of consolidated total debt to consolidated EBITDA and to include a dollar-for-dollar credit for all voluntary prepayments of the Revolving Loans (resulting in a permanent reduction of the Revolving Loan commitment) and the Term Loans made during the period, (ii) 100% of proceeds from permitted asset sales (or insurance proceeds) in each fiscal year (other than sales of inventory in the ordinary course of business and other exceptions to be agreed and other than proceeds reinvested or committed to be reinvested in assets or properties of the Borrower or a Guarantor within one year and actually reinvested within 18 months), (iii) 100% of proceeds from the sale or issuance (other than indebtedness otherwise permitted under the First Lien Loan Documentation) of debt securities (subject to certain exceptions, including any debt issued for the purpose of refinancing all or a portion of the outstanding amounts under the Bridge Facility), and (iv) 50% of proceeds from the sale or issuance (other than (A) issuances of equity of the Borrower pursuant to employee stock plans, (B) issuances to qualified employees, officers and directors as compensation or as required by law, (C) issuances of equity of the Borrower in connection with permitted acquisitions, (D) intercompany equity issuances and (E) other exceptions to be agreed upon) of equity securities (to decrease to a percentage to be agreed based on the Borrower achieving a to be agreed upon ratio of consolidated total debt to consolidated EBITDA); in each case applied first to the principal repayment installments of the Term Loans due within 24 months of such prepayment and second to the remaining principal repayment installments of the Term Loans on a pro rata basis, and then to the repayment of the outstanding principal amount under, and a reduction in, the Revolving Facility Commitment Amount.

Notwithstanding the foregoing, at all times prior to the repayment in full of the Term A Loans, any First Lien Lender holding Term B Loans will have the right to decline to have such Loans prepaid with the mandatory prepayment amounts set forth above, in which case the amounts that would have been applied to a prepayment of such Lender’s Term B Loans shall instead be applied to a prepayment of the Term A Loans (until paid in full).

Documentation:	The commitments will be subject to the negotiation, execution and delivery of definitive First Lien Loan Documentation consistent with the terms of the Commitment Documents, in each case prepared by counsel to the Administrative Agent.

Conditions Precedent to Initial Extension of Credit:	Those conditions set forth on Exhibit E.

Conditions Precedent to All Extensions of Credit:	There shall exist no default or event of default under any of the First Lien Loan Documentation, and the representations and warranties of the Borrower and each of the Guarantors therein shall be true and correct in all material respects immediately prior to, and after giving effect to, such extension of credit.

Representations and Warranties:	Those customarily found in credit agreements for similar secured financings in each case with customary and other exceptions, baskets, materiality and qualifications to be mutually agreed upon and limited to the following: absence of any material adverse change in the business, financial condition, operations, performance or assets of Borrower and its subsidiaries, taken as a whole, due organization and authorization; non-contravention; governmental approval; accuracy of information; identity of subsidiaries; perfection and information relating to collateral; execution, delivery and enforceability of the First Lien Loan Documentation; financial condition and solvency; title to properties; no material litigation or labor controversy; payment of taxes; compliance with laws and contracts in all material respects; environmental and ERISA matters; consents and approvals; subsidiaries; margin regulations and Investment Company Act and full disclosure.

Covenants:	The following affirmative, negative and financial covenants (applicable to the Borrower and the Borrower’s subsidiaries) (with such exceptions, baskets, materiality and qualifications to be mutually agreed upon in the First Lien Loan Documentation):

Affirmative Covenants:

1.      compliance with laws and regulations (including, without limitation, ERISA and environmental laws);

2.      performance of material obligations;

3.      payment of taxes and other material obligations;

4.      maintenance of appropriate and adequate insurance;

5.      preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals;

6.      visitation and inspection rights;

7.      keeping of proper books in accordance with generally accepted accounting principles;

8.      maintenance of properties;

9.      performance of material agreements;

10.    use of proceeds;

11.    further assurances as to guaranties and perfection and priority of security interests;

12.    customary financial and other reporting requirements, including, without limitation, notice of defaults and delivery of financial statements, financial projections and compliance certificates; and

13.    maintaining ratings with S&P and Moody’s (but not minimum ratings).

(b)    Negative Covenants – Restrictions on:

1.      liens (other than liens securing the Bank Credit Facilities);

2.      debt (with exceptions for the Second Lien Facility, the Bridge Loans and the Permanent Financing), guaranties or other contingent obligations (including, without limitation, the subordination of all intercompany indebtedness on terms reasonably satisfactory to the First Lien Lenders);

3. mergers and consolidations;

4.      sales, transfers and other dispositions of assets (other than sales of inventory in the ordinary course of business, the sale for fair market value of certain specific assets to be mutually agreed, but, including, without limitation, non-core assets of the Borrower and its subsidiaries (and non-core assets acquired in any permitted acquisition), uneconomic, obsolete, surplus or worn-out assets, and accounts receivable and related assets sold in connection with any Permitted Securitization);

5. loans, acquisitions, joint ventures and other investments;

6. dividends and other distributions to stockholders;

7. repurchasing shares of capital stock;

8. prepaying, redeeming or repurchasing debt;

9. capital expenditures;

10. transactions with affiliates on less than arm’s length basis;

11. granting negative pledges other than to the Administrative Agent and the Bank Lenders;

12. changing the principal nature of its business;

13. amending organizational documents, or amending or otherwise modifying any debt, any related document or any other material agreement in a manner materially adverse to First Lien Lenders;

14. changing accounting policies or reporting practices; and

15. speculative hedging arrangements.

(c) Financial Covenants – Maintenance of:

1. a maximum ratio of total debt to EBITDA; and

2. a minimum ratio of EBITDA to interest expense.

The foregoing financial terms and ratios shall be defined in a manner satisfactory to the Borrower and the First Lien Joint Lead Arrangers. All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such measurements shall be annualized based upon results for the period of time since the Closing Date.

Events of Default:	The following (with such exceptions, grace periods, baskets, materiality and qualifications to be mutually agreed upon in the First Lien Loan Documentation):

1.      failure to pay principal when due, or to pay interest or fees within three business days after the same becomes due or to pay other amounts within 10 business days after the same becomes due under the First Lien Loan Documentation;

2. any representation or warranty proving to have been materially incorrect when made or confirmed;

3. failure to perform or observe covenants set forth in the First Lien Loan Documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure;

4. cross-defaults to other indebtedness in an amount to be agreed in the First Lien Loan Documentation;

5. bankruptcy and insolvency defaults (with a 60 day grace period for involuntary proceedings);

6.      unstayed monetary judgment defaults not covered by insurance or third party indemnity in an amount to be agreed in the First Lien Loan Documentation and nonmonetary judgment defaults that could reasonably be expected to have a Material Adverse Effect;

7.      impairment of the First Lien Loan Documentation, security (excluding impairment to liens or first priority status due to the failure of the Administrative Agent, any collateral agent or Lenders to take any action within their control (e.g., filing proper financing statements or continuations and/or retaining possession of possessory collateral) or guarantees;

8. change of control; and

9. standard ERISA defaults.

Interest Rate Protection:	Within 60 days of the Closing Date, the Borrower shall obtain interest rate protection in form and with parties reasonably acceptable to the First Lien Lenders (provided, however, any existing Lender shall be acceptable) for a period of three years following the Closing Date in an amount that would cause not less than 50% of total debt of the Borrower and its subsidiaries to bear interest at a fixed interest rate.

Expenses:	The Borrower shall pay all of the Administrative Agent’s, the Syndication Agent’s and the First Lien Joint Lead Arrangers’ reasonable documented out-of-pocket due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and all other reasonable documented out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent or the First Lien Joint Lead Arrangers (including the reasonable fees and reasonable out-of-pocket expenses of outside counsel for the First Lien Joint Lead Arrangers), as well as all reasonable documented out-of-pocket expenses of the Administrative Agent in connection with the administration of the First Lien Loan Documentation (including, without limitation, reasonable fees and reasonable documented out-of-pocket expenses incurred in connection with the preparation of the First Lien Loan Documentation (and waivers or amendments thereto) or the “work-out” or restructuring of the obligations) subject to the limitations set forth under the “Indemnity” section below. The Borrower shall also pay the expenses of the Administrative Agent, the First Lien Joint Lead Arrangers and the First Lien Lenders (including the reasonable fees and reasonable documented out-of-pocket expenses of counsel) in connection with the enforcement of any of the First Lien Loan Documentation. The Borrower shall also pay the reasonable fees and reasonable documented out-of-pocket expenses of all other professional advisors engaged with the Borrower’s consent.

Indemnity:	The Borrower will indemnify and hold harmless the Administrative Agent, the First Lien Joint Lead Arrangers, each First Lien Lender and each of their respective affiliates and their respective officers, directors, employees, agents and advisors from claims and losses relating to the Transaction or the First Lien Facilities. Notwithstanding anything to the contrary in the foregoing, Borrower and its subsidiaries shall not be required to (a) indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent finally determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any indemnified person or any of its directors, officers, employees or affiliates, (b) indemnify any indemnified person for any action, suit, proceeding or claim brought by any person (other than you or your affiliates but subject to the other limitations on your obligations set forth in this proviso) against an indemnified person by any other indemnified person not involving you or (c) reimburse the legal fees and expenses of more than one outside counsel for all indemnified persons with respect to any matter for which indemnification is sought unless, as reasonably determined by any such indemnified person or its counsel, representation of all such indemnified persons would create an actual conflict of interest.

Required Lenders:	First Lien Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the First Lien Facilities.

Waivers & Amendments:	Amendments and waivers of the provisions of the First Lien Loan Documentation will require the approval of the Required Lenders (excluding defaulting Lenders), except that the consent of all affected First Lien Lenders will be required with respect to certain customary issues, including but not limited to (i) increases in commitment amounts, (ii) reductions of principal, interest (provided, however, that waivers of events of defaults shall not constitute the reduction of interest under the First Lien Loan Documentation), or fees, (iii) extensions of scheduled maturity or times for payment, and (iv) releases of all or substantially all of the collateral or any guarantee.

Assignments and Participations:	Assignments may be non-pro rata and must be to Eligible Assignees (to be defined) and, in each case other than an assignment to a First Lien Lender or an assignment of the entirety of a First Lien Lender’s interest in the First Lien Facilities, in a minimum amount of $1,000,000. Assignments shall require the reasonable consent of the Borrower except in the case of assignments to Eligible Assignees or assignments of Term B Loans. Each First Lien Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the First Lien Loan Documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the First Lien Loan Documentation to any of its affiliates. No participation shall include voting rights, other than for reductions or postponements of interest rates (provided, however, that waivers of events of defaults shall not constitute the reduction or postponement of interest under the First Lien Loan Documentation or other amounts payable, extensions of final maturity dates or releases of all or substantially all of the collateral.

Taxes:	All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the First Lien Lender’s applicable lending office). The Borrower will indemnify the First Lien Lenders and the Administrative Agent for such taxes paid by the First Lien Lenders or the Administrative Agent.

Miscellaneous:	Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities but subject to customary lender mitigation obligations and required notification period limitations), eurodollar illegality and similar provisions, defaulting and non-consenting lender provisions, waiver of jury trial and submission to jurisdiction provisions.

Governing Law:	State of New York.

Counsel for the Joint Lead Arrangers:	Mayer, Brown, Rowe & Maw LLP.

SCHEDULE I

TO

EXHIBIT A

PRICING GRID

	Applicable Margin
Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
Greater than or equal to 4.00:1.00	1.75%	0.75%
Less than 4.00:1.00 but greater than or equal to 3.25:1.00	1.50%	0.50%
Less than 3.25:1.00 but greater than or equal to 2.50:1.00	1.25%	0.25%
Less than 2.50:1.00	1.00%	0.00%

EXHIBIT B

SUMMARY OF CERTAIN TERMS AND CONDITIONS

FOR THE SECOND LIEN FACILITY*

I. The Parties

Borrower:	HBI Branded Apparel Limited Inc., a Delaware corporation (the “IP Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	Merrill Lynch and Morgan Stanley (in such capacities, the “Second Lien Joint Lead Arrangers”).

Syndication Agent:	Morgan Stanley.

Administrative Agent:	A Bank Lender reasonably satisfactory to the IP Borrower and the Second Lien Joint Lead Arrangers.

Lenders:	Merrill Lynch, Morgan Stanley and a syndicate of financial institutions and institutional lenders arranged by the Second Lien Joint Lead Arrangers (the “Second Lien Lenders”).

Guarantors:	All obligations under the Second Lien Facility shall be unconditionally guaranteed by the Company and each person guaranteeing the First Lien Facilities (other then the IP Borrower) (collectively, the “Guarantors”), on a senior basis, subject to the same exceptions and exclusions and release mechanics as the First Lien Facilities.

II. Description of Second Lien Facility

General Description of Second Lien Facility:	A maximum amount of $450,000,000 in senior, second-priority secured financing to be provided to the IP Borrower pursuant to a term loan facility (the “Second Lien Facility”). Loans made under the Second Lien Facility are herein collectively referred to as “Second Lien Loans”.

*	Capitalized terms used herein and not defined herein have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary of certain terms and conditions (this “Term Sheet”) is attached. This Term Sheet is intended as a summary of the material business terms and conditions, but does not purport to summarize all the conditions, covenants, representations, warranties and other provisions to be contained in the definitive documentation for the Second Lien Facility. All terms and conditions not set forth herein shall be subject to the mutual agreement of the Second Lien Joint Lead Arrangers and the IP Borrower. The commitments, undertakings and obligations of the Second Lien Joint Lead Arrangers described in this Term Sheet and the Commitment Letter will be subject to the negotiation and execution of definitive documentation for the Second Lien Credit Facility in form and substance reasonably satisfactory to Second Lien Joint Lead Arrangers, their respective legal counsel and the Second Lien Lenders.

Maturity and Amortization:	The final maturity of the Second Lien Facility shall be the seven year and six month anniversary of the Closing Date (“Second Lien Maturity Date”). The Second Lien Loans shall not amortize and shall be repaid in full on the Second Lien Maturity Date.

Use of Proceeds:	Proceeds of the Second Lien Loans will be used solely to finance the IP Purchase and for the payment of fees, costs and expenses related to the IP Purchase.

Availability:	Proceeds of the Second Lien Loans may only be borrowed on the Closing Date. No amount of Second Lien Loans once repaid may be reborrowed.

III. Terms Applicable to the Second Lien Facility

Closing Date:	On or before October 15, 2006.

Security:	Subject to the Intercreditor Agreement, the Second Lien Facility and the guarantees in respect thereof will be secured on a second-priority basis (subordinate only to the First Lien Facilities and any permitted additions thereto or refinancings thereof) by substantially all of the assets that secure the First Lien Facilities (subject to the same exceptions to be set forth in the First Lien Loan Documentation).

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Company, the IP Borrower, the Second Lien Joint Lead Arrangers and the joint lead arrangers under the First Lien Facilities.

Interest Rates:	At the option of the IP Borrower, Loans may be maintained from time to time as (i) Base Rate Loans which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time or (ii) Eurodollar Loans which shall bear interest at the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin in effect from time to time; provided that until the earlier to occur of (A) the 30th day following the Closing Date and (B) that date upon which the Second Lien Joint Lead Arrangers have determined (and notify the IP Borrower) that the primary syndication of the Second Lien Facility (and the resultant addition of institutions as Second Lien Lenders) has been completed, only Eurodollar Loans with an interest period of one month may be incurred.

“Base Rate” shall mean, as of any time, the higher of (i) 1/2 of 1% in excess of the federal funds rate and (ii) the rate published in the Wall Street Journal as the “prime rate” (or equivalent), in each case as in effect from time to time.

The “Applicable Margin” means, at any time, 3.50% in the case of Second Lien Loans maintained as Eurodollar Loans and 2.50% in the case of Second Lien Loans maintained as Base Rate Loans. In the event that the IP Borrower receives a debt rating with respect to the Second Lien Loans below B by S&P or below B1 by Moody’s, each with a “stable” (or equivalent) or better outlook, the Applicable Margin set forth in the immediately preceding sentence shall increase by 0.25%.

During the continuance of any event of default under the Second Lien Loan Documentation, the Applicable Margin on all obligations owing under the Second Lien Loan Documentation shall increase by 2% per annum.

Interest periods of 1, 2, 3 and 6 months, and, if available to all Second Lien Lenders, 1 and 2 weeks, 9 and 12 months shall be available in the case of Eurodollar Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each fiscal quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Second Lien Loans, and at maturity. All interest and other fee calculations shall be based on a 360-day year (or 365 or 366 days, as the case may be, in the case of Base Rate Loans).

Arranger and Administrative Agent Fees:	The Second Lien Joint Lead Arrangers and the Administrative Agent shall receive such fees as have been separately agreed upon with the Company.

Voluntary Prepayment:	Following repayment of all term loans outstanding under the First Lien Facilities, the IP Borrower may, upon at least one business day’s notice in the case of Base Rate Loans and three business days’ notice in the case of Eurodollar Loans, prepay, in full or in part, the Second Lien Facility without premium or penalty other than the payment of the Call Premium (as defined below); provided, that each partial prepayment shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof; provided further that any such prepayment of Eurodollar Loans shall be made together with reimbursement for any actual funding losses of the Second Lien Lenders resulting therefrom. The Second Lien Facility may not be prepaid prior to the one year anniversary of the Closing Date.

Prepayment Premiums: Prepayments of the Second Lien Facility will be subject to the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the Second Lien Facility that is set forth opposite the relevant period from the Closing Date indicated below (the “Call Premium”)):

Period	Percentages
Year 1:	No Call
Year 2:	2%
Year 3:	1%
Thereafter:	No premium

Mandatory Prepayments:	Following repayment of all term loans outstanding under the First Lien Facilities and after the second anniversary of the funding of the Bridge Loans, the Second Lien Loans will be repaid with the proceeds of the same mandatory prepayments that would otherwise be used to repay the First Lien Facilities.

Documentation:	The commitments will be subject to the negotiation, execution and delivery of definitive Second Lien Loan Documentation consistent with the terms of the Commitment Documents, in each case prepared by counsel to the Administrative Agent.

Conditions Precedent to Initial Extension of Credit:	Those conditions set forth on Exhibit E.

Conditions Precedent to All Extensions of Credit:	There shall exist no default or event of default under any of the Second Lien Loan Documentation, and the representations and warranties of the IP Borrower and each of the Guarantors therein shall be true and correct in all material respects immediately prior to, and after giving effect to, such extension of credit.

Representations and Warranties:	Same as the First Lien Facilities.

Covenants:	Substantially the same as the First Lien Facilities, subject to larger exceptions in certain covenants and less restrictive levels for financial covenants.

Events of Default:	Same as the First Lien Facilities, subject to, in certain cases, less restrictive levels.

Interest Rate Protection:	Same as the First Lien Facilities.

Expenses:	The IP Borrower shall pay all of the Administrative Agent’s, the Syndication Agent’s and the Second Lien Joint Lead Arrangers’ reasonable documented out-of-pocket due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and all other reasonable documented out-of-pocket expenses incurred by the Administrative Agent, the Syndication

Agent or the Second Lien Joint Lead Arrangers (including the reasonable fees and reasonable out-of-pocket expenses of outside counsel for the Second Lien Joint Lead Arrangers), as well as all reasonable documented out-of-pocket expenses of the Administrative Agent in connection with the administration of the Second Lien Loan Documentation (including, without limitation, reasonable fees and reasonable documented out-of-pocket expenses incurred in connection with the preparation of the Second Lien Loan Documentation (and waivers or amendments thereto) or the “work-out” or restructuring of the obligations) subject to the limitations set forth under the “Indemnity” section below. The IP Borrower shall also pay the expenses of the Administrative Agent, the Second Lien Joint Lead Arrangers and the Second Lien Lenders (including the reasonable fees and reasonable documented out-of-pocket expenses of counsel) in connection with the enforcement of any of the Second Lien Loan Documentation. The IP Borrower shall also pay the reasonable fees and reasonable documented out-of-pocket expenses of all other professional advisors engaged with the IP Borrower’s consent.

Indemnity:	The IP Borrower will indemnify and hold harmless the Administrative Agent, the Second Lien Joint Lead Arrangers, each Second Lien Lender and each of their respective affiliates and their respective officers, directors, employees, agents and advisors from claims and losses relating to the Transaction or the Second Lien Facility. Notwithstanding anything to the contrary in the foregoing, IP Borrower and its subsidiaries shall not be required to (a) indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent finally determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any indemnified person or any of its directors, officers, employees or affiliates, (b) indemnify any indemnified person for any action, suit, proceeding or claim brought by any person (other than you or your affiliates but subject to the other limitations on your obligations set forth in this proviso) against an indemnified person by any other indemnified person not involving you or (c) reimburse the legal fees and expenses of more than one outside counsel for all indemnified persons with respect to any matter for which indemnification is sought unless, as reasonably determined by any such indemnified person or its counsel, representation of all such indemnified persons would create an actual conflict of interest.

Required Lenders:	Second Lien Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans under the Second Lien Facility.

Waivers & Amendments:	Amendments and waivers of the provisions of the Second Lien Loan Documentation will require the approval of the Required Lenders, except that the consent of all affected Second Lien Lenders will be required with respect to certain customary issues, including but not limited to (i) increases in commitment amounts, (ii) reductions of principal, interest (provided, however, that waivers of events of defaults shall not constitute the reduction of interest under the Second Lien Loan Documentation), or fees, (iii) extensions of scheduled maturity or times for payment, and (iv) releases of all or substantially all of the collateral or any guarantee.

Assignments and Participations:	Assignments must be to Eligible Assignees (to be defined) and, in each case other than an assignment to a Second Lien Lender or an assignment of the entirety of a Second Lien Lender’s interest in the Second Lien Facility, in a minimum amount of $1,000,000. Consent of the IP Borrower to assignments shall not be required. Each Second Lien Lender will also have the right, without consent of the IP Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the Second Lien Loan Documentation and (ii) all or part of its rights or obligations under the Second Lien Loan Documentation to any of its affiliates. No participation shall include voting rights, other than for reductions or postponements of interest rates (provided, however, that waivers of events of defaults shall not constitute the reduction or postponement of interest under the Second Lien Loan Documentation or other amounts payable, extensions of final maturity dates or releases of all or substantially all of the collateral.

Taxes:	All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Second Lien Lender’s applicable lending office). The IP Borrower will indemnify the Second Lien Lenders and the Administrative Agent for such taxes paid by the Second Lien Lenders or the Administrative Agent.

Miscellaneous:	Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities but subject to customary lender mitigation obligations and required notification period limitations), eurodollar illegality and similar provisions, non-consenting lender provisions, waiver of jury trial and submission to jurisdiction provisions.

Governing Law:	New York.

Counsel for the Joint Lead Arrangers:	Mayer, Brown, Rowe & Maw LLP.

EXHIBIT C

SUMMARY OF CERTAIN TERMS AND CONDITIONS

FOR THE BRIDGE LOANS*

Borrower:	Hanesbrands Inc., a Maryland corporation (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	Morgan Stanley and Merrill Lynch (in such capacities the “Bridge Joint Lead Arrangers”).

Syndication Agent:	Merrill Lynch.

Administrative Agent:	Morgan Stanley.

Lenders:	Merrill Lynch, Morgan Stanley and a syndicate of financial institutions and institutional lenders arranged by the Bridge Joint Lead Arrangers in consultation with the Borrower (the “Bridge Lenders”).

Facility:	Senior unsecured increasing rate loans (the “Bridge Loans”) issued pursuant to a Bridge Credit Agreement (the “Bridge Credit Agreement”) between the Borrower and the Bridge Lenders. The Bridge Joint Lead Arrangers shall have the unconditional right to convert the Bridge Loans into senior increasing rate notes at their sole discretion.

Use of Proceeds:	The proceeds of the Bridge Loans, together with borrowings under the Bank Credit Facilities, will be used solely to finance, in part, the Transaction, including the Dividend.

Principal Amount:	$500,000,000.

Price:	100% of the principal amount (less any fees then due and owing to the Bridge Lenders).

Interest Rate:	Interest on the Bridge Loans shall be paid at the Applicable Interest Rate (as defined below) and payable quarterly in arrears. “Applicable Interest Rate” shall initially mean the 3-month Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent plus 400 basis points; provided that if the Bridge Loans are not repaid in full by

*	Capitalized terms used herein and not defined herein have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary of terms and conditions (this “Term Sheet”) is attached. This Term Sheet is intended as a summary of the material business terms and conditions, but does not purport to summarize all the conditions, covenants, representations, warranties and other provisions to be contained in the definitive documentation for the Bridge Loans. All terms and conditions not set forth herein shall be subject to the mutual agreement of the Bridge Joint Lead Arrangers and the Borrower. The commitments, undertakings and obligations of the Bridge Joint Lead Arrangers described in this Term Sheet and the Commitment Letter will be subject to the negotiation and execution of definitive documentation for the Bridge Loans in form and substance reasonably satisfactory to the Bridge Joint Lead Arrangers, their legal counsel and the Bridge Lenders.

the end of the first three months following the issuance date, the Applicable Interest Rate otherwise in effect will increase by 50 basis points and shall thereafter increase by an additional 50 basis points at the end of each subsequent three-month period for so long as the Bridge Loans are outstanding; and provided further that in no event shall (i) the Applicable Interest Rate exceed 10.75% per annum and (ii) the cash interest paid exceed 10.25% per annum (the excess (if any) of the Applicable Interest Rate over such cash interest rate cap to be paid in additional Bridge Loans). In the event that the Borrower receives a debt rating with respect to the Bridge Loans below B by S&P or below B2 by Moody’s, each with a “stable” (or equivalent) or better outlook, (a) the initial Applicable Interest Rate set forth in the immediately preceding sentence shall increase by 0.25% and (b) the caps set forth in the immediately preceding sentence shall increase by 0.75%

Maturity:	One year from the date of the initial borrowing of the Bridge Loans (the “Bridge Loan Maturity Date”).

Ranking:	The Bridge Loans will rank pari passu with all senior unsecured indebtedness of the Borrower.

Guarantees:	Same guarantees as are provided to the First Lien Lenders.

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge Loans at 100% of their principal amount plus accrued interest to the prepayment date with (i) the net proceeds from the Permanent Financing, (ii) the net proceeds from the issuance of any other debt or equity securities (with exceptions to be mutually determined, but including, without limitation, the exceptions applicable to mandatory prepayments of the Bank Credit Facility) and (iii) the net proceeds from asset sales, in each case in the percentages and subject to the exceptions applicable to mandatory prepayments of the First Lien Facilities, and subject, in each case to the prior claims of the First Lien Lenders.

Change-of-Control:	The Borrower will prepay the Bridge Loans upon any change-of-control (to be defined in a mutually acceptable manner) of the Borrower at a redemption price of 100% of par plus accrued interest.

Interest Payments:	Quarterly in arrears, subject to clause (ii) of the second proviso under the “Interest Rate” Section above, in cash.

Optional Prepayment:	The Bridge Loans will be prepayable, in whole or in part at the option of the Borrower, at any time at 100% of par plus accrued interest to the redemption date.

Mandatory Exchange:	If the Bridge Loans have not been previously redeemed in full for cash on or prior to the Bridge Loan Maturity Date, the principal of the Bridge Loans outstanding at maturity shall, subject to certain conditions precedent (including, without limitations, the absence of an event of default), be satisfied at maturity through the issuance and delivery of the

Rollover Loans described below in the Term Sheet attached to the Commitment Letter as Exhibit D.

Right to Transfer Bridge Loans:	The Joint Lead Arrangers shall have the absolute and unconditional right to transfer the Bridge Loans to one or more third parties, whether by transfer, assignment or participation and the other Bridge Lenders shall have the right, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld and shall not be required in the case of any participation), to transfer the Bridge Loans to one or more third parties, whether by transfer, assignment or participation. If the Bridge Loans are converted to notes, the Borrower, upon request, shall be required to ensure that such notes are DTC eligible.

Bridge Loan Documentation:	The commitments will be subject to the negotiation, execution and delivery of definitive Bridge Loan Documentation consistent with the terms of the Commitment Documents, in each case prepared by counsel to the Administrative Agent.

Conditions to Funding:	Those set forth on Exhibit E to the Commitment Letter.

Representations and Warranties:	The Bridge Credit Agreement will contain representations and warranties which are substantially the same as the representations and warranties for the First Lien Facilities.

Covenants:	The Bridge Credit Agreement will contain covenants substantially the same as the covenants for the First Lien Facilities. In addition, the Bridge Credit Agreement will contain covenants requiring the delivery of certain financial information that will be necessary in connection with the placement or underwriting of the Permanent Financing, as set forth on Schedule I hereto and a covenant that the Borrower shall cooperate reasonably and in good faith with the marketing of the Permanent Financing.

Events of Default:	The Bridge Credit Agreement will contain events of default substantially similar to the events of default for the First Lien Facilities (other than a change of ownership or operating control), in each case with exceptions, grace periods, baskets, materiality and qualifications to be mutually agreed upon.

Indemnification:	Same as the First Lien Facilities.

Expenses:	Same as the First Lien Facilities.

Governing Law:	State of New York.

Counsel to Bridge Lenders:	Mayer, Brown, Rowe & Maw LLP.

Miscellaneous:	The provisions of the Commitment Letter and this Term Sheet will be superseded and replaced by the provisions of the Bridge Loan Documentation.

SCHEDULE I

TO

EXHIBIT C

For purposes of consummating the Permanent Financing, the Borrower shall provide the Bridge Joint Lead Arrangers, ML and MS as soon as reasonably practicable following the filing of its Form 10K with the Securities and Exchange Commission (“SEC”) for its 2006 fiscal year, but in no event later than October 15, 2006, a complete printed preliminary offering memorandum or prospectus relating to the issuance of the Permanent Financing including all financial statements and other data to be included therein (including all audited financial statements and all unaudited financial statements (which unaudited financial statements shall have undergone an SAS 71 or 100 review, as applicable)) prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and prepared in accordance with Regulation S-X under the Securities Act (provided that with respect to Rule 3-10 thereunder the Borrower shall use commercially reasonable efforts to comply with such rule) and substantially all other data (including selected financial data and pro forma financial statements) that the SEC would require in a registered offering of the Permanent Financing.

EXHIBIT D

SUMMARY OF TERMS AND CONDITIONS

FOR THE ROLLOVER LOANS*

Borrower:	Hanesbrands Inc., a Maryland corporation (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	Merrill Lynch and Morgan Stanley (in such capacities the “Bridge Joint Lead Arrangers”).

Facility:	Senior Unsecured Rollover Loans (the “Rollover Loans”). The Joint Lead Arrangers shall have the unconditional right to convert the Rollover Loans into senior subordinated increasing rate notes at their sole discretion.

Principal Amount:	The outstanding principal amount of the Bridge Loans.

Purpose:	The Rollover Loans will be used in their entirety to redeem 100% of the outstanding principal amount of the Bridge Loans in the event the Bridge Loans are not refinanced by the Permanent Financing prior to the Bridge Loan Maturity Date.

Maturity:	7 years after the issuance date of the Rollover Loans.

Interest Rate:	Interest on the Rollover Loans shall be paid at the Applicable Interest Rate (as defined below) and payable quarterly in arrears. “Applicable Interest Rate” shall mean the Applicable Interest Rate in respect of the Bridge Loans as of the date of the issuance of the Rollover Loans, which shall (for so long as the Rollover Loans are held by the original Bridge Lenders) increase by an additional 50 basis points at the end of each three-month period for so long as the Rollover Loans are outstanding; and provided further that in no event shall (i) the Applicable Interest Rate exceed 10.75% per annum and (ii) the cash interest paid exceed 10.25% per annum (the excess (if any) of the Applicable Interest Rate over such cash interest rate cap to be paid in additional Rollover Loans). In the event that the Borrower receives a debt rating with respect to the Bridge Loans below B by S&P or below B2 by Moody’s, each with a “stable” (or equivalent) or better outlook, the caps set forth in the immediately preceding sentence shall increase by 0.75%.

*	Capitalized terms used herein and not defined herein have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary of terms (this “Term Sheet”) is attached. This Term Sheet is intended as a summary of the terms and conditions, but does not purport to summarize all the conditions, covenants, representations, warranties and other provisions to be contained in the definitive documentation for the Rollover Loans. All terms and conditions not set forth herein shall be subject to the mutual agreement of the Bridge Joint Lead Arrangers and the Borrower. The commitments, undertakings and obligations of the Bridge Joint Lead Arrangers described in this Term Sheet and the Commitment Letter will be subject to the negotiation and execution of definitive documentation for the Rollover Loans in form and substance reasonably satisfactory to the Bridge Joint Lead Arrangers, their legal counsel and the Bridge Lenders.

Exchange Notes:	At any time on or after the date on which the Bridge Loans convert into Rollover Loans, Rollover Loans due to any Bridge Lender may, at the option of such Bridge Lender, be exchanged for an equal principal amount of senior unsecured exchange notes of the Borrower (the “Exchange Notes”); provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower has received requests to issue an aggregate of at least $25,000,000 of the principal amount of the Exchange Notes on the date of such exchange. The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Indenture will include provisions customary for an indenture governing publicly traded high yield senior unsecured debt securities. Each Exchange Note will initially bear interest in effect on the Rollover Loans for which it is exchanged, and thereafter, the rate and margin will continue to increase as set forth above for the Rollover Loans. Each holder of Exchange Notes shall have the option to fix the interest rate on the Exchange Notes to a rate that is equal to the then applicable rate of interest borne by the Exchange Notes.

Optional Prepayment:	Each Rollover Loan that has not been exchanged into an Exchange Note and each floating rate Exchange Note will be prepayable at the option of the Borrower, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. Each fixed rate Exchange Note will be non-prepayable for 4 years from the Closing Date and will be prepayable thereafter at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the date of issuance of such Exchange Notes, declining ratably on each yearly anniversary to par two years prior to the maturity of such Exchange Notes; provided that such call protection shall not apply to any call for redemption issued prior to the fixing of the interest rate on an Exchange Note.

Mandatory Prepayment:	Same as the Bridge Loans.

Change-of-Control:	The Borrower will prepay the Rollover Loans (or the Exchange Notes) upon any change-of-control (to be defined in a manner mutually agreed) of the Borrower at a redemption price of 100% of par plus accrued interest; except that Exchange Notes shall have a redemption price of 101% of par plus accrued interest.

Ranking:	Same as the Bridge Loans.

Guarantees:	Same as the Bridge Loans.

Registration Rights:	Upon the conversion of at least $25,000,000 or more of the aggregate principal amount of Rollover Loans to Exchange Notes, the Borrower will file, and will use its commercially reasonable efforts to cause to become effective, an exchange offer registration statement with respect to exchanging such Exchange Notes for identical securities that are registered under the Securities Act of 1933 as soon as reasonably practicable after the conversion of such Rollover Loans into Exchange

D-2

Notes. If an exchange offer registration statement for such Exchange Notes has either (i) not been filed within 30 days from the date of conversion of the Rollover Loans into Exchange Notes, or (ii) such exchange offer has not been completed within 90 days from the date of conversion of the Rollover Loans into Exchange Notes, the Borrower will pay liquidated damages of $.192 per week per $1,000 principal amount of such Exchange Notes until such time as such registration statement has been filed or such exchange offer has been completed, as the case may be. The Borrower will file and cause to become effective a “shelf” registration statement with respect to resales of such Exchange Notes if such exchange offer cannot be completed within the time period indicated in the previous sentence or if requested by the holders of a majority of such Exchange Notes. In addition, the holders of such Exchange Notes will have the right to “piggy back” in the registration of any debt securities which are registered by the Borrower unless all of such Exchange Notes will be redeemed from the proceeds of such securities.

Right to Transfer Rollover Loans:	The Bridge Lenders shall have the right, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld and shall not be required in the case of any participation), to transfer the Rollover Loans to one or more third parties. If the Rollover Loans are converted to notes, the Borrower, upon request, shall be required to insure that such notes are DTC Eligible.

Conditions to Issuance:	The right to issue the Rollover Loans will be subject to satisfaction of the following conditions precedent: (i) at the time of issuance, there shall exist no default under the Bridge Loan Documentation, (ii) all fees, interest and other amounts owing to the Bridge Lenders shall have been paid in full and (iii) no injunction, decree, order or judgment enjoining such issuance shall be in effect.

Representation, Warranties, Covenants, Events of Default, Indemnities and Expenses for the Rollover Loans:	Same as in the Bridge Loan Documentation (see Bridge Loan Term Sheet) except that certain baskets and grace periods will be increased.

Governing Law:	State of New York.

Counsel to Lenders:	Mayer, Brown, Rowe & Maw LLP.

D-3

EXHIBIT E

CONDITIONS PRECEDENT TO CLOSING*

Except as otherwise set forth below, the effectiveness of the Loan Documentation, the Bridge Loan Documentation and the initial borrowing under each of the Facilities shall be subject to the satisfaction (or waiver) of each of the following conditions precedent:

1.	Review and reasonable satisfaction with (i) the final structure of the Spin-Off, the Dividend and all other material aspects of the Transaction, (ii) the sources and uses of proceeds used to consummate the Transaction and (iii) the terms and provisions of all documents, agreements and contracts related to the Transaction and the concurrent consummation of the Transaction, including organizational documents and agreements with respect to governance, transition services and tax sharing, if any.

2.	With respect to the First Lien Facilities, all First Lien Loan Documentation, including a credit agreement incorporating substantially the terms and conditions outlined in Exhibit A to the Commitment Letter, shall be in form and substance reasonably satisfactory to the First Lien Lenders and the Company, together with customary closing documentation. The First Lien Lenders shall be reasonably satisfied with the terms and conditions of the Bridge Loan Documentation and the Second Lien Loan Documentation, and such documentation in respect thereof shall be in full force and effect. Gross cash proceeds received from (a) the Second Lien Facility shall at least equal $450,000,000 and (b) the Bridge Loans shall at least equal $500,000,000. All such proceeds shall have been used or shall be used simultaneously with the initial extension of credit under the First Lien Loan Documentation by the Company and the IP Borrower in the manner described under the section “Use of Proceeds” set forth in Exhibit B and Exhibit C, as applicable, to the Commitment Letter.

3.	With respect to the Second Lien Facility, all Second Lien Loan Documentation, including a credit agreement incorporating substantially the terms and conditions outlined in Exhibit B to the Commitment Letter, shall be in form and substance reasonably satisfactory to the Second Lien Lenders and the Company, together with customary closing documentation. The Second Lien Lenders shall be reasonably satisfied with the terms and conditions of the First Lien Loan Documentation and the Bridge Loan Documentation, and such documentation in respect thereof shall be in full force and effect. Gross cash proceeds received from (a) the First Lien Facilities shall at least equal $1,650,000,000 and (b) the Bridge Loans shall at least equal $500,000,000. All such proceeds shall have been used or shall be used simultaneously with the initial extension of credit under the Second Lien Loan Documentation by the Company in the manner described under the section “Use of Proceeds” set forth in Exhibit A and Exhibit C, as applicable, to the Commitment Letter.

4.	With respect to the Bridge Facility, all Bridge Loan Documentation, including a bridge credit agreement incorporating substantially the terms and conditions outlined in Exhibit B to the

*	Capitalized terms used herein and not defined herein have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary of conditions (this “Term Sheet”) is attached. The commitments, undertakings and obligations of the Joint Lead Arrangers described in this Term Sheet and the Commitment Letter will be subject to the negotiation and execution of definitive documentation for the Facilities in form and substance reasonably satisfactory to the Joint Lead Arrangers, their legal counsel and the Lenders.

Commitment Letter, shall be in form and substance reasonably satisfactory to the Bridge Lenders and the Borrower, together with customary closing documentation. The Bridge Lenders shall be reasonably satisfied with the terms and conditions of the First Lien Loan Documentation and the Second Lien Loan Documentation, and such documentation in respect thereof shall be in full force and effect. Gross cash proceeds received from (a) the First Lien Facilities shall at least equal $1,650,000,000 and (b) the Second Lien Facilities shall at least equal $450,000,000. All such proceeds shall be used simultaneously with the proceeds received from the Bridge Loans or the Permanent Financing, as applicable, by the Borrower in the manner described under the section “Use of Proceeds” set forth in Exhibit A and B, as applicable, to the Commitment Letter.

5.	The management, corporate and legal structure of the Company and each of the Guarantors shall be consistent in all material respects with that provided in the Company’s Form 10 filed with the Securities and Exchange Commission in connection with the Spin-Off. After giving effect to the Transaction, (i) the consolidated total debt of the Company and its subsidiaries shall be in material conformity as set forth on Schedule I to this Exhibit E and (ii) the Company and its subsidiaries shall have no outstanding indebtedness or preferred stock other than (i) indebtedness incurred under the Bank Credit Facilities and the Bridge Facility or the Permanent Financing, as applicable, and (ii) other indebtedness to be agreed upon.

6.	There shall exist no action, suit, investigation or other proceeding pending or threatened in writing in any court or before any arbitrator or governmental or regulatory agency or authority that could reasonably be expected to have a Material Adverse Effect.

7.	All material and necessary governmental and third party consents and approvals shall have been obtained (without the imposition of any material and adverse conditions that are not reasonably acceptable to the Lenders) and shall remain in effect and all applicable waiting periods shall have expired without any material and adverse action being taken by any competent authority. The Joint Lead Arrangers shall be reasonably satisfied that the Spin-Off is to be consummated and the Dividend issued, in each case in accordance with applicable laws and governmental regulations.

8.	The First Lien Lenders and Second Lien Lenders shall have received endorsements naming the Administrative Agent for the First Lien Lenders, on behalf of the First Lien Lenders and Second Lien Lenders, as an additional insured or loss payee, as applicable, under all insurance policies to be maintained with respect to the properties of the Company and its domestic subsidiaries forming part of the First Lien Lenders’ and Second Lien Lenders’ collateral described under the section “Security” set forth in Exhibit A and Exhibit B to the Commitment Letter. The First Lien Lenders shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the First Lien Loan Documentation) lien and security interest in such capital stock and in the other collateral referred to under the section “Security” set forth in Exhibit A to the Commitment Letter and the Second Lien Lenders shall have a valid and perfected second priority (subject to certain exceptions to be set forth in the Second Lien Loan Documentation) lien and security interest in such capital stock and in the other collateral referred to under the section “Security” set forth in Exhibit B to the Commitment Letter; in each case, all filings, recordations and searches necessary in connection with such liens and security interests shall have been authorized; and all filing and recording fees and taxes shall have been duly paid.

9.	The Lenders shall have received (i) customary and satisfactory opinions of counsel and (ii) such corporate resolutions, corporate organizational documents and certificates as the Lenders shall reasonably request.

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10.	All reasonable out-of-pocket costs, fees and expenses of the Joint Lead Arrangers, ML, MS and the Lenders (including the reasonable fees and reasonable out-of-pocket and expenses of counsel for the Joint Lead Arrangers, including foreign and local counsel) shall have been paid to the extent invoiced to the Company.

11.	The Facilities shall have received ratings from S&P and Moody’s at least 25 days prior to the Closing Date.

12.	The Company shall have delivered (i) U.S. GAAP (as defined below) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for its Fiscal Years ended July 2, 2005, July 2, 2004 and July 2, 2003 fiscal years, (ii) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the thirty-nine week period ended April 1, 2006, (iii) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows as of and for the twelve-month period ending at the most recent fiscal quarter ending at least 45 days prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders, (iv) detailed projected financial statements of the Company and its subsidiaries for the seven fiscal years ended after the Closing Date, which projections shall include quarterly projections for the first two fiscal years after the Closing Date, and (v) evidence reasonably satisfactory to the Joint Lead Arrangers that the ratio of total consolidated debt of the Company and its subsidiaries (as of the Closing Date) to consolidated EBITDA for the trailing 12-month period, on a pro forma basis after giving effect to the Transaction, is no greater than 4.80:1.00.

13.	The financial information concerning the Branded Apparel Business and the Company and its subsidiaries contained in the Company’s Form 10 filed with the Securities and Exchange Commission in connection with the Spin-Off, including all amendments and modifications thereto, shall be consistent in all material respects with the financial information previously provided to the Joint Lead Arrangers and the other Lenders in connection with their respective commitments in respect of the Facilities.

14.	The Lenders shall have received reports and other information in form, scope and substance reasonably satisfactory to the Joint Lead Arrangers concerning any environmental liabilities (it being understood that such information shall be satisfactory to the extent that such information does not identify any environmental liabilities that were not previously disclosed in writing to the Lenders and are material and adverse to the Company and its subsidiaries, taken as a whole).

15.	The Joint Lead Arrangers shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

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SCHEDULE I

TO

EXHIBIT E

CONSOLIDATED TOTAL DEBT

(AMOUNT IN MILLIONS)

Capitalization	Pro Forma FY 2006
Cash	$150.00
Term A Loans	$350.00
Term B Loans	$1,300.00
Second Lien Loans	$450.00
Capital Leases	$7.30
Total Senior Secured Debt	$2,107.30
Senior Notes/Bridge Loans	$500.00
Other Debt	$2.8
Total Debt	$2,610.10

EXHIBIT F

ESTIMATED SOURCES AND USES OF FUNDS

(AMOUNT IN MILLIONS)

Sources of Funds		Uses of Funds
Revolving Loan Facility	$0.0[2]	Cash	$	[__._	]
Term A Loan Facility	$350.0	Dividend to Sara Lee		$2,400.0
Term B Loan Facility	$1,300.0	Fees and Expenses	$	[ . ]
Second Lien Loan Facility	$450.00
Permanent Financing/Bridge Loan	$500.0
Total Sources	$2,600.0	Total Uses		$2,600.0

[2]	Proceeds from loans under the Revolving Loan Facility may not be used to fund the Transaction (except to the extent agreed by the Joint Lead Arrangers, for letters of credit and to fund fees and expenses).